EXHIBIT (10)T

November 7, 2006

Luciano Iannuzzi

Executive VP — EMEA

Ecolab GmbH & Co. OHG

Reisholzer Werftstrasse 38-42

D-40589 Düsseldorf

GERMANY

Dear Luciano:

Further to our understandings, we hereby confirm our agreement to terminate the existing employment relationship with Ecolab S.r.l. (“the Company”) under the following terms and conditions:

1.               Your current assignment as EVP EMEA will continue until November 30, 2006.  Thereafter, you will revert to your Italian contract until May 31, 2007, or any prior date if you voluntarily decide to resign earlier with reciprocal waiver to any notice.  Hereinafter “Termination Date” shall mean May 31, 2007 or such a prior date in case of earlier voluntary resignation.  Through January 1, 2007, you will assist the Company with transition and, thereafter, assist the Company CEO with special projects.

2.               Your employment shall continue until the Termination Date on your current terms and conditions, except that effective January 1, 2007, you will be relocated to Milan, Italy.  Costs of relocation will be paid by the Company, as per the agreement dated February 25, 2002, and you will remain entitled to the benefits of this agreement which are based upon your assignment in Germany and relocation to Italy.

3.               At any time after January 1, 2007, the Company may offer you another position within the group (in the EMEA region), to begin on or before June 1, 2007.  If for any reason whatsoever you do not accept such a position or such a position is not offered within the Termination Date, the employment relationship shall be considered automatically terminated by mutual consent effective from the

Termination Date with reciprocal waiver to the notice period or the correspondent indemnity in-lieu-of notice and without possibility of interruption of suspension due to illness, accident or other events.  If instead you accept the offer of the Company, all following terms and conditions will cease to apply and shall be replaced by the new terms and conditions in the offer governing the continuation of employment.

4.               You will be provided with tax advice (through the tax consultants of Deloitte), at the Company’s expense, regarding your foreign assignment in Germany and the relocation and your tax return for the fiscal year 2006.  We will also continue to be responsible for the tax equalization (i.e., for any tax paid in excess by you in Germany with respect to Italy in years during the assignment).  All of this consistent with the TAXES term of your February 25, 2002 agreement.

5.               You will resign as director of the Ecolab GmbH & Co. OHG and any other company of the group effective from the Termination Date.

6.               Your compensation and benefits until the Termination Date will continue at their present level.

7.               In addition to your salary up to the Termination Date, the severance indemnity (TFR), the pro-rata amounts of additional monthly wages, the indemnity in-lieu-of holidays (if accrued), the 2006 bonus and the pro-rata 2007 bonus (based upon a 100% bonus plan payout for 2007), we will pay you an indemnity “una tantum” of €504,000 as an incentive to execute this agreement and to leave the Company (in Italian “incentivazione all’esodo”).

8.               By virtue of your continuing employment, you will vest in stock options in December 2006 consistent with the terms of the Company’s 2002 and 2005 Stock Incentive Plans.

9.               The bonus 2006 shall be paid consistent with the terms of the plan within March 2007; the payment of the severance indemnity (TFR), of the other pro-rata amounts of additional monthly wages including the indemnity in-lieu-of holidays (if accrued) shall be made within the last day of the month following the Termination Date, whereas the payment of the “una tantum” indemnity provided in article 7 shall be made within June 2007, provided that in the meantime the parties have executed a conciliation agreement, consistent with the terms of this private agreement, before the appropriate committee of the Ministry of Labor Office or before the Unions.

10.         It is understood and agreed that the indemnity “una tantum”, also in consideration of its amount, is hereby accepted by you as full, final and general satisfaction of all of your possible claims connected with or arising from the employment relationship and its termination by consent, even if not expressly asserted and/or waived, including, inter alia, those concerning past salaries, alleged downgrading, biological damages or other damages, indemnities or compensation connected or related to the employment relationship (including the assignment) and with your service as director with Ecolab GmbH & Co. OHG and any other company of the group.

11.         At or before the Employment Termination Date you are requested to return to the Company any Company property still in your possession.

12.         It is understood and agreed that, even after the Termination Date, you will not reveal to any third parties any confidential information relating to the employment or termination from the Company, its operations, or any confidential matters entrusted to you as an employee of the Company.

13.         For a period of two years after the Termination Date, you shall not engage, directly or indirectly, as a proprietor, director, officer, employee, or in any other capacity or manner whatsoever, in competition with Ecolab throughout Europe, Africa and the Middle East.  You, therefore, agree:

(a)     If your new employer could be construed as a Conflicting Organization, you will inform your new employer, prior to accepting employment, of the existence of this non-compete convenant and provide such employer with a copy.

(b)    You will not render services, directly or indirectly, to any Conflicting Organization, except that you may accept employment with a Conflicting Organization whose business is diversified and which, as to that part of its business in which you will be employed, is not a Conflicting Organization, provided that the Company, prior to your beginning such employment, receives separate written assurances satisfactory to the Company from such Conflicting Organization and from you stating that you will not render services, directly or indirectly in connection with any Conflicting Product or Service for the two (2) year non-compete period.

(c)    You will not hire or induce directly or indirectly any employee or agent of the Company to terminate such employee’s or agent’s relationship with the Company.

(d)    You will not service, sell, solicit the sale of, or accept orders for any Conflicting Product or Service to any customer of the Company.

For the purposes of this Agreement, a “Conflicting Product or Service” means any product or process of, or service by, any person or organization other than the Company, in existence or under development, which is the same as or similar to or improves upon or competes with a product or process of, or service rendered by, the Company.  A “Conflicting Organization” means any person or organization (including one owned in whole or in part by you) which is engaged in or is about to become engaged in the research on, or the development, production, marketing or sale of, or consulting pertaining to, a Conflicting Product or Service.

14.         As consideration for the non-compete undertaking, you shall be paid, starting at the end of the working relationship, a compensation of €120,000 gross in 12 bi-monthly installments of €10,000 each, the first of which to be paid within July 31, 2007.

You agree that any breach of the above obligation would immediately and throughout the duration of the non-compete provision cause irreparable damages to us and therefore you agree that our Company will, under those circumstances, be entitled to obtain (i) a Court’s order for specific performance, as well as adequate injunctive relief (“provvedimento cautelare”); or (ii) the termination of the non-compete obligation.  In the first case, you will be bound to pay a penalty amounting to €120,000; in the second case, in addition to the penalty as above indicated, you will be bound to return to our Company the whole amount received until that time in connection with your non-compete obligation, with interest, paid by our Company.  In both cases our Company will be entitled to ask for all other damages, if actually incurred.

Please return a copy of this letter, signed for acceptance.

Thanking you for your cooperation, we remain

Yours faithfully,

ECOLAB S.r.l.

/s/Doug Baker	/s/Luciano Iannuzzi
Doug Baker	Luciano Iannuzzi